Filed Pursuant to Rule 433
Registration Statement No. 333-275898
Royal Bank of Canada Market Linked Notes
Market Linked Notes—Leveraged Upside Participation and Principal Return at Maturity
Notes Linked to the EURO STOXX 50® Index due November 3, 2027
Term Sheet to Preliminary Pricing Supplement No. WFC245 dated March 27, 2024

Summary of Terms
Issuer :	Royal Bank of Canada
Market Measure:	EURO STOXX 50® Index (the “Index”)
Pricing Date*:	April 29, 2024
Issue Date*:	May 2, 2024
Face Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per note):	• if the ending level is greater than the starting level: $1,000 plus $1,000 × index return × upside participation rate • if the ending level is less than or equal to the starting level: $1,000
Stated Maturity Date*:	November 3, 2027
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Upside Participation Rate:	At least 110%, to be determined on the pricing date
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	October 29, 2027
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	78017FQ48
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
110% of index return
No downside exposure
Index Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Note return
Hypothetical Index return

***assumes an upside participation rate equal to the lowest possible upside participation rate that may be determined on the pricing date.
If the ending level is less than the starting level, you will not receive any positive return on the notes at maturity.
The issuer’s initial estimated value of the notes as of the pricing date is expected to be between $900.62 to $950.62 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the notes will set forth the issuer’s estimate of the initial value of the notes as of the pricing date. The market value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000114036124015629/ef20025365_424b2.htm
*subject to change ** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the notes.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Notes
•	You May Not Receive Any Positive Return On Your Investment In The Notes.
•	No Periodic Interest Will Be Paid On The Notes.
•	The Notes Are Subject To Credit Risk.
•	The Notes Are Considered To Be Issued With Original Issue Discount And Investors May Have Taxable Income Prior To The Receipt Of The Related Cash.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
•	Our Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Notes Is An Estimate Only, Calculated As Of The Time The Terms Of The Notes Are Set.
•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.
Risks Relating To The Index
•	The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To A Variety Of Risks, As Discussed In More Detail In The Accompanying Product Supplement.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	An Investment In The Notes Is Subject To Risks Relating To Non-U.S. Companies.
•	The Notes Will Not Be Adjusted For Changes In Exchange Rates.
Risks Relating To Conflicts Of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.